Exhibit 10.2

SPONSOR SHARE CANCELLATION AND VESTING AGREEMENT

This SPONSOR SHARE CANCELLATION AND VESTING AGREEMENT (this “Agreement”) is dated as of November 24, 2020, by and among INSU Acquisition Corp. II, a Delaware corporation (“Parent”), Insurance Acquisition Sponsor II, LLC, a Delaware limited liability company (“Sponsor II”), and Dioptra Advisors II, LLC, a Delaware limited liability company (“Dioptra” and together with Sponsor II, the “Sponsors”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) 452,500 shares of Parent Common Stock (the “Sponsor Existing Co-Invest Shares”), (ii) private placement warrants to purchase 150,833 shares of Parent Common Stock and (iii) 7,846,667 shares of Parent Class B Common Stock (the “Sponsor Promote Shares” and together with the Sponsor Existing Co-Invest Shares, the “Sponsor Shares”) in the aggregate;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, INSU II Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and MetroMile, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger and Reorganization (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, whereby the parties intend to effect a business combination between Parent and the Company through the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity, on the terms and subject to the conditions set forth therein (collectively, the “Transactions”);

WHEREAS, pursuant to the Parent Certificate of Incorporation, each Sponsor Promote Share that is issued and outstanding immediately prior to the Effective Time shall be converted into, and the holder of such Sponsor Promote Share shall be entitled to receive, one share of Parent Common Stock for such Sponsor Promote Share on the terms and conditions set forth therein;

WHEREAS, in connection with the Transactions, immediately prior to and contingent upon the Closing, a portion of the Sponsor Promote Shares will be cancelled as further specified in this Agreement; and

WHEREAS, as an inducement to the Company to enter into the Merger Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

FORFEITURE; SHARE ADJUSTMENTS

1.1 Forfeited Shares.

(a) Immediately prior to and contingent upon the Closing, each Sponsor shall irrevocably forfeit and surrender for cancellation to Parent, a number of Sponsor Promote Shares set forth opposite such Sponsor’s name on Schedule I hereto (the “Forfeited Shares“), which Forfeited Shares shall be deemed automatically cancelled and retired in full, in each case for no consideration (the “Forfeiture”).

(b) Parent shall immediately retire and cancel all of the Forfeited Shares (and shall direct Parent’s transfer agent (or such other intermediaries as appropriate) to take any and all such actions incident thereto); and

(c) The Sponsors and Parent each shall (i) take such actions as are necessary to cause the Forfeited Shares to be retired and cancelled, after which the Forfeited Shares shall no longer be issued or outstanding and (ii) provide Parent with evidence that such retirement and cancellation has occurred.

1.2 Earnout Shares.

(a) Immediately prior to and contingent upon the Closing, a number of Sponsor Promote Shares set forth opposite each Sponsor’s name on Schedule I hereto (assuming no stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event occurs between the date hereof and the Closing) shall immediately become subject to the vesting provisions set forth in Section 1.2(b) (such shares, the “Earnout Shares”) (it being understood that such Earnout Shares shall no longer be subject to the vesting provisions of the Letter Agreement (as defined below)). Earnout Shares shall continue to be Earnout Shares if held by any permitted transferee of Earnout Shares. For the avoidance of doubt, it is acknowledged and agreed that any shares of Parent Common Stock held by the Sponsors that are not Earnout Shares shall not be subject to the provisions of this Section 1.2.

(b) Vesting Provisions of the Earnout Shares.

(i) Fifty percent (50.00%) of the Earnout Shares held by each Sponsor shall vest in full at such time as the Parent Common Share Price is greater than $15.00 per share for any period of 20 trading days out of 30 consecutive trading days. “Parent Common Share Price” means, on any date after the Closing, the closing sale price per share of Parent Common Stock reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar.

(ii)  Fifty percent (50.00%) of the Earnout Shares held by each Sponsor shall vest in full at such time as the Parent Common Share Price is greater than $17.00 per share for any period of 20 trading days out of 30 consecutive trading days.

(iii) Each Sponsor shall be entitled to vote its Earnout Shares and receive dividends and other distributions with respect to such Earnout Shares while they remain unvested; provided that any dividends or other distributions payable with respect to such unvested Earnout Shares shall be set aside by Parent and shall be paid to each Sponsor upon the vesting of such Earnout Shares (if at all).

(c) Acceleration of Vesting upon a Liquidation Event. In the event of a Liquidation Event following the Closing, Earnout Shares (other than any Earnout Shares that vested prior to such time pursuant to Section 1.2) shall vest in full upon the occurrence of such Liquidation Event. “Liquidation Event” means a liquidation, merger, capital stock exchange, reorganization or other similar transaction involving Parent upon the consummation of which holders of Parent Common Stock would be entitled to exchange their shares of Parent Common Stock for cash, securities or other property.

(d) Equitable Adjustment. If, between the Closing and a Liquidation Event, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction affecting the outstanding shares of Parent Common Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Parent Common Stock will be equitably adjusted for such dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction. Any adjustment under this Section 1.2(d) shall become effective at the close of business on the date any such dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction becomes effective.

(e) Transfers. No holder of Earnout Shares shall transfer any Earnout Shares to the extent such Earnout Shares are still subject to restrictions at the time of the contemplated transfer and all certificates representing such Earnout Shares shall contain a legend to such effect; provided, that Earnout Shares may be transferred to a Permitted Transferee (as defined in that certain letter agreement, dated as of September 2, 2020, as may be amended or restated from time to time, by and among Parent, Insurance Acquisition Sponsor II, LLC, Dioptra Advisors, LLC, and the insiders listed on the signature pages thereto (the “Letter Agreement”)) of a Sponsor so long as such Permitted Transferee agrees in writing to be subject to the provisions of Article II hereof.

Article II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Parent (solely with respect to itself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. Such Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor's corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. This Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of (x) the Sponsor Promote Shares and (y) the Sponsor Existing Co-Invest Shares set forth opposite such Sponsor's name on Schedule I and there exist no Encumbrances or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Sponsor Shares (other than transfer restrictions under the Securities Act)) affecting any such Sponsor Shares, other than any Permitted Encumbrances or pursuant to (i) this Agreement, (ii) the Parent Certificate of Incorporation, (iii) the Merger Agreement, (iv) the Letter Agreement, (v) the Sponsor Support Agreement or (vi) any applicable securities laws. Other than the Parent Warrants and pursuant to the Parent Certificate of Incorporation, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Parent or any equity securities convertible into, or which can be exchanged for, equity securities of Parent.

(c) No Conflicts. The execution and delivery of this Agreement by such Sponsor does not, and the performance by such Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such Sponsor or such Sponsor's Sponsor Shares), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its obligations under this Agreement. Each Sponsor has full right and power to enter into this Agreement.

(d) Litigation. There are no Legal Proceedings pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Legal Proceedings, that would be before) any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its obligations under this Agreement.

(e) Acknowledgment. Such Sponsor understands and acknowledges that each of Parent and the Company is entering into the Merger Agreement in reliance upon such Sponsor's execution and delivery of this Agreement. Such Sponsor had the opportunity to read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors.

Article III

MISCELLANEOUS

3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect only (i) automatically upon the termination of the Merger Agreement in accordance with its terms or (ii) upon the mutual written agreement of Parent and the Sponsors. If the Closing takes place, this Agreement and all of its surviving provisions shall terminate and be of no further force or effect once all of the Earnout Shares are no longer subject to the terms and conditions of Section 1.2 hereof. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby. This ARTICLE III shall survive the termination of this Agreement.

3.2 Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 3.8 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

3.3 Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

3.5 Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware.

3.6 Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

3.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.8 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by telecopy (with confirmation of delivery), on the date of transmission if on a Business Day before 5:00 p.m. local time of the recipient party (otherwise on the next succeeding Business Day); (d) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); and (e) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties in accordance with this Section 3.8):

If to Parent:

INSU Acquisition Corp. II

2929 Arch Street, Suite 1703

Philadelphia, PA 19104-2870

Attention: Amanda Abrams

Phone: (215) 701-9555

Email: aabrams@cohenandcompany.com

in each case, with a copy (which shall not constitute notice) to:

Ledgewood PC

Two Commerce Square, Suite 3400

2001 Market Street

Philadelphia, PA 19103

Attention: Derick S. Kauffman

Phone: (215) 731-9450

Email: dkauffman@ledgewood.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I

with a copy to (which will not constitute notice):

Ledgewood PC

Two Commerce Square, Suite 3400

2001 Market Street

Philadelphia, PA 19103

Attention: Derick S. Kauffman

Phone: (215) 731-9450

Email: dkauffman@ledgewood.com

3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have each caused this Sponsor Share Cancellation and Vesting Agreement to be duly executed as of the date first written above.

SPONSORS:

INSURANCE ACQUISITION SPONSOR II, LLC

By:	/s/ Daniel G. Cohen
Name: Daniel G. Cohen
Title: Chief Executive Officer

DIOPTRA ADVISORS II, LLC

By:	/s/ Daniel G. Cohen
Name: Daniel G. Cohen
Title: Chief Executive Officer

PARENT:

INSU ACQUISITION CORP. II

By:	/s/ John M. Butler
Name: John M. Butler
Title: President and Chief Executive Officer

[Signature Page to Sponsor Share Cancellation Agreement]

Schedule I

Sponsors & Sponsor Percentages1

Sponsor	Sponsor Promote Shares Vested at Closing	Sponsor Promote Shares to be Forfeited	Sponsor Existing Co-Invest Shares	Earnout Shares
Insurance Acquisition Sponsor II, LLC	462,000	346,500	452,500	1,501,500
Dioptra Advisors II, LLC	1,107,333	830,500	--	3,598,834
Total	1,569,333	1,177,000	452,500	5,100,334

[1]	NTD: The Sponsors may deliver an updated version of Schedule I to Parent prior to the Closing that reallocates among the Sponsors the Sponsor Promote Shares that get forfeited, the Sponsor Promote Shares that are vested and the Sponsor Promote Shares that become Earnout Shares so long as the total forfeited shares, total vested shares and total Earnout Shares does not change.